n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2022 Financial Results;
Raises Full Year 2022 Adjusted EPS Financial Guidance

•Reports 1Q22 earnings per diluted common share of $7.29 on a GAAP basis, while reporting Adjusted EPS of $8.04
•Updates FY 2022 EPS guidance to 'approximately $22.98' on a GAAP basis; raises to 'approximately $24.50' on an Adjusted basis, which continues to contemplate an explicit COVID-19 related headwind of $1.00 per share
•Reaffirms FY 2022 expected individual Medicare Advantage membership growth range of approximately 150,000 to 200,000

LOUISVILLE, KY (April 27, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended March 31, 2022 (1Q22) versus the quarter ended March 31, 2021 (1Q21) as noted in the tables below.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	1Q22 (a)	1Q21 (b)
Generally Accepted Accounting Principles (GAAP)	$1,220	$1,040
Amortization associated with identifiable intangibles	19	15
Transaction and integration costs associated with the Kindred at Home acquisition	17	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(21)	115
Change in fair market value of publicly-traded equity securities	109	85
Adjusted (non-GAAP)	1,344	$1,255

Diluted earnings per common share (EPS)	1Q22 (a)	1Q21 (b)
GAAP	$7.29	$6.39
Amortization associated with identifiable intangibles	0.11	0.08
Transaction and integration costs associated with the Kindred at Home acquisition	0.10	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.12)	0.69
Change in fair market value of publicly-traded equity securities	0.66	0.51
Adjusted (non-GAAP)	$8.04	$7.67

“We are pleased with our strong start to the year, with all our business lines performing well,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Our updated full year Adjusted earnings per share guidance of ‘approximately $24.50’ represents 19 percent growth over our actual 2021 results. We’re also making strong progress in our plans for significantly improving Medicare Advantage membership growth in 2023, including work underway with our distribution partners, and steps we’re taking to improve retention. The $1 billion value creation initiative we introduced last quarter is developing as expected, creating capacity to further enhance our Medicare offerings and expand our Healthcare Services capabilities.”

Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 1Q22 to 1Q21.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts and percentages)	1Q22 (a)	1Q21 (b)

CONSOLIDATED
Revenues - GAAP	$23,970	$20,668
Revenues - Adjusted	$24,079	$20,753
Pretax income - GAAP	$1,220	$1,040
Pretax income - Adjusted	$1,344	$1,255
Diluted EPS - GAAP	$7.29	$6.39
Diluted EPS - Adjusted	$8.04	$7.67
Benefits expense ratio - GAAP	86.4%	85.9%
Operating cost ratio - GAAP	12.0%	9.7%
Operating cash flows - GAAP	$302	($837)
Parent company cash and short-term investments	$1,096	$547
Debt-to-total capitalization	45.8%	33.9%

RETAIL SEGMENT
Revenues - GAAP	$21,351	$18,648
Benefits expense ratio - GAAP	88.0%	87.7%
Operating cost ratio - GAAP	8.0%	7.8%
Segment earnings - GAAP	$784	$794
Segment earnings - Adjusted	$788	$798

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,613	$1,737
Benefits expense ratio - GAAP	74.7%	74.7%
Operating cost ratio - GAAP	25.7%	22.9%
Segment earnings - GAAP	$132	$174
Segment earnings - Adjusted	$133	$175

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,688	$7,198
Operating cost ratio - GAAP	94.2%	96.0%
Segment earnings attributable to Humana - GAAP	$446	$269
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$499	$329

2022 Earnings Guidance

The company is pleased its strong start to the year has enabled it to raise its Adjusted EPS guidance for the year ending December 31, 2022 (FY22) by $0.50 per share to ‘approximately $24.50’, representing 19 percent growth over the FY 2021 Adjusted EPS. Importantly, this updated guidance continues to include a $1.00 embedded COVID headwind, as well as the estimated dilutive impact related to the pending divestiture of the company's 60 percent ownership of Kindred at Home's Hospice and Personal Care divisions.

The outperformance in 1Q22 is primarily driven by the following items, which have been considered in the company's updated full year guidance:

•lower than expected administrative expenses, some of which are timing in nature; and
•strong results in the company's pharmacy business fueled by membership favorability, higher than expected mail-order utilization, and lower unit cost due to favorable underlying drug mix; the company expects the favorability to persist throughout the year, although with some moderation, as previous estimates contemplated increasing mail-order penetration rates over the course of the year.

All other lines of business are performing as expected or slightly positive, further contributing to the company's strong quarter.

Diluted earnings per common share	FY 2022 Guidance (d)	FY 2021 (e)
GAAP	approximately $22.98	$22.67
Amortization of identifiable intangibles	0.44	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.12)	3.56
Transaction and integration costs associated with the Kindred at Home acquisition	0.54	0.72
Change in fair market value of publicly-traded equity securities	0.66	2.03
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $24.50	$20.64

2023 Final Rate Notice

On April 4, 2022, Centers for Medicare & Medicaid Services (CMS) published its Announcement of Calendar Year 2023 Medicare Advantage Capitation Rates and Part C and Part D Payment Policies (the Final Rate Notice). The company expects the Final Rate Notice to result in a 4.6 percent rate increase for non-end stage renal disease (ESRD) Medicare Advantage business, excluding the impact of Employer Group Waiver Plan funding changes. The company’s 4.6 percent rate increase compares to CMS’s estimate for the sector of 5.0 percent on a comparable basis, with the variance primarily driven by average Star ratings, as well as county rebasing and the company's geographic footprint. CMS also establishes separate rates of payment for ESRD beneficiaries enrolled in Medicare Advantage plans. The company expects the Final Rate Notice to result in a 6.8 percent rate increase in 2023 for ESRD beneficiaries, which reflects CMS’s United States Per Capita Cost trend of 9.6 percent, offset by 2.8 percent for ESRD risk model change impacts.

Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - http://www.directeventreg.com/registration/event/6798094. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including dial-in number, event passcode, and unique registrant ID that can be used to access the call. A webcast of the 1Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will be available from approximately 12:30 p.m. Eastern time on April 27, 2022 until 12:30 p.m. Eastern time on May 4, 2022 and can be accessed by dialing 855-859-2056 and providing the conference ID #6798094.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 1Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $19 pretax, or $0.11 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $21 million pretax, or $0.12 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $109 million pretax, or $0.66 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

Consolidated revenues (in millions)	1Q22 (a)	1Q21 (b)
GAAP	$23,970	$20,668
Change in fair market value of publicly-traded equity securities	109	85
Adjusted (non-GAAP)	$24,079	$20,753

(b) 1Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.08 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $115 million pretax, or $0.69 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $85 million pretax, or $0.51 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(c) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

Healthcare Services segment results (in millions)	1Q22	1Q21
GAAP segment earnings attributable to Humana	$446	$269
Depreciation and amortization expense	53	45
Interest and taxes	—	15
Adjusted EBITDA	$499	$329

(d) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.44 per diluted common share.
•Put/call valuation adjustments of approximately $0.12 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.54 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $0.66 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(e) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.

The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2021; and
•Form 8-Ks filed during 2022.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information